EXHIBIT 2



                        SUPERCONDUCTOR TECHNOLOGIES, INC.
                                 460 WARD DRIVE
                                     SUITE F
                         SANTA BARBARA, CALIFORNIA 93111

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                                  JUNE 23, 1999


                              Exhibit 2 - Page 1.

                                TABLE OF CONTENTS

Section 1     Authorization And Sale Of Preferred Stock; Issuance Of Warrants...............1

        1.1    Authorization................................................................1
        1.2    Sale of Shares; Issuance of Warrants.........................................1

Section 2     Closing Dates; Delivery.......................................................1

        2.1    Closing......................................................................1
        2.2    Delivery.....................................................................2

Section 3     Representations And Warranties Of The Company.................................2

        3.1    Organization and Standing; Certificate and Bylaws............................2
        3.2    Corporate Power..............................................................2
        3.3    Subsidiaries.................................................................2
        3.4    Capitalization...............................................................2
        3.5    Authorization................................................................3
        3.6    Financial Statements.........................................................4
        3.7    Changes......................................................................4
        3.8    Material Obligations.........................................................5
        3.9    Material Contracts and Commitments...........................................5
        3.10   Intellectual Property, Trademarks, etc.......................................5
        3.11   Title to Properties and Assets; Liens, etc...................................6
        3.12   Compliance with Other Instruments, None Burdensome, etc......................6
        3.13   Litigation, etc..............................................................6
        3.14   Registration Rights..........................................................6
        3.15   Governmental Consent, etc....................................................7
        3.16   Offering.....................................................................7
        3.17   Brokers or Finders...........................................................7
        3.18   Tax Returns and Payments.....................................................7
        3.19   Employee Matters.............................................................7
        3.20   Disclosure...................................................................8
        3.21   Related-Party Transactions...................................................8
        3.22   Permits......................................................................8
        3.23   Proprietary Information and Inventions Agreements............................8
        3.24   Minute Books.................................................................9
        3.25   Material Agreements, Wilmington and Hillman..................................9
        3.26   Stockholder Approval.........................................................9

Section 4     Representations And Warranties Of The Purchasers..............................9

        4.1    Experience; Speculative Nature of Investment.................................9
        4.2    Investment...................................................................9


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

        4.3    Rule 144.....................................................................9
        4.4    No Public Market............................................................10
        4.5    Access to Data..............................................................10
        4.6    Authorization...............................................................10
        4.7    Brokers or Finders..........................................................10
        4.8    Tax Liability...............................................................10

Section 5     Conditions To Purchaser's Obligations To Close...............................11

        5.1    Representations and Warranties Correct......................................11
        5.2    Covenants...................................................................11
        5.3    Blue Sky....................................................................11
        5.4    Certificate of Designation..................................................11
        5.5    Rights Agreement............................................................11
        5.6    Compliance Certificate......................................................11
        5.7    Compliance with Law.........................................................11
        5.8    Opinion of Company's Counsel................................................11
        5.9    Stockholder Approval........................................................11
        5.10   Acknowledgment of Total  Anti-Dilution  Rights by Existing Holders of
               Preferred Stock.............................................................12
        5.11   Silicon Valley Bank.........................................................12

Section 6     Conditions To Company's Obligations To Close.................................12

        6.1    Representations.............................................................12
        6.2    Covenants...................................................................12
        6.3    Blue Sky....................................................................12
        6.4    Certificate of Designation..................................................12
        6.5    Rights Agreement............................................................12
        6.6    Compliance with Law.........................................................12
        6.7    Stockholder Approval........................................................12

Section 7     Covenants....................................................................13

        7.1    Board of Directors Observer Rights..........................................13
        7.2    Stockholder Approval........................................................13
        7.3    Termination of Cryo-Asia Pte Ltd............................................13

Section 8     Miscellaneous................................................................13

        8.1    Governing Law...............................................................13
        8.2    Survival....................................................................13
        8.3    Successors and Assigns......................................................14
        8.4    Entire Agreement; Amendment.................................................14

        8.5    Notices, etc................................................................14
        8.6    Delays or Omissions.........................................................14
        8.7    California Corporate Securities Law.........................................15
        8.8    Counterparts................................................................15
        8.9    Severability................................................................15
        8.10   Titles and Subtitles........................................................15
        8.11   Expenses....................................................................15
        8.12   Exculpation Among Purchasers................................................15
        8.13   Finder's Fees...............................................................15

                                       iii
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                                    EXHIBITS

       A      Schedule of Purchasers

       B      Certificate of Designation for Series D Preferred Stock

       C      Warrants

       D      Third Amended and Restated Stockholder Rights Agreement

       E      Compliance Certificate

       F      Opinion of Counsel

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

                        SUPERCONDUCTOR TECHNOLOGIES, INC.

                    SERIES D PREFERRED STOCK PURCHASE AGREEMENT

      THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of June 23, 1999 by and among SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation (the "Company"), and the purchasers identified on Exhibit A hereto (the "Purchasers").

                                   SECTION 1

       AUTHORIZATION AND SALE OF PREFERRED STOCK; ISSUANCE OF WARRANTS

      1.1 AUTHORIZATION. The Company will, prior to the Initial Closing (as defined below), authorize the sale and issuance of (i) 130,000 shares (the "Shares") of the Company's Series D Preferred Stock ("Series D Preferred"), having the rights, privileges and preferences as set forth in the Series D Preferred Stock Certificate of Designation (the "Certificate") in the form attached to this Agreement as Exhibit B and (ii) the warrants in the form attached to this Agreement as Exhibit C (the "Warrants") to purchase up to 260,000 shares of the Company's Common Stock at a price of $3.00 per share.

      1.2 SALE OF SHARES; ISSUANCE OF WARRANTS. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase, and the Company agrees to sell and issue to each Purchaser, the number of Shares and number of Warrants set forth next to such Purchaser's name on Exhibit A, for the purchase price set forth opposite such Purchaser's on Exhibit A. The Company's agreement with each Purchaser is a separate agreement, and the sale of the Shares and Warrants to each Purchaser is a separate sale.

                                    SECTION 2

                             CLOSING DATES; DELIVERY

      2.1 CLOSING. The closing for the purchase and sale of the Shares and the issuance of the Warrants hereunder shall take place at two closings (each of which is referred to in this Agreement as a "Closing"). The initial closing (the "Initial Closing") shall take place as soon as practical following satisfaction of the closing conditions, and a second closing (the "Second Closing") shall take place as early as practical following receipt by the Company of Stockholder approval of the Series D Preferred Stock financing as required by the rules of the Nasdaq Stock Market ("Stockholder Approval"). Absent review by the Securities and Exchange Commission (the "SEC") of the Company's proxy statement relating to the Stockholder Approval, the Second Closing shall occur on or before August 1, 1999. The Company may sell in the Second Closing up to the balance of the authorized shares of Series D Preferred and Warrants not sold at the Initial Closing to such purchasers as may be approved by the Company's Board of Directors (the "Board"). All such sales shall be made on the terms and conditions set forth in this Agreement. Any shares of Series D Preferred sold at each Closing shall be deemed to be "Shares" for all purposes under this Agreement and any purchasers thereof shall be deemed to be "Purchasers"


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

for all purposes under this Agreement. Each Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 2:00 p.m. local time, on each Closing Date, or at such other time and place upon which the Company and the Purchasers shall agree.

      2.2 DELIVERY. At each Closing, the Company will deliver to each Purchaser a certificate registered in such Purchaser's name representing the number of Shares set forth next to such Purchasers' name on Exhibit A and a Warrant for the purchase of the number of shares of Common Stock set forth next to such Purchaser's name on Exhibit A, against payment of the purchase price set forth next to such Purchaser's name of Exhibit A (the "Purchase Price") by cashier's or certified check payable to the Company, cancellation of indebtedness, or wire transfer of immediately available funds per the Company's instructions.

                                    SECTION 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on Schedule of Exceptions provided to the Purchasers, the Company represents and warrants to the Purchasers at each Closing as follows:

      3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company's business, operating results or financial condition (a "Material Adverse Effect").

      3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and that certain Third Amended and Restated Stockholder Rights Agreement substantially in the form attached hereto as Exhibit C (the "Rights Agreement"), to sell and issue the Warrants and Shares hereunder, to issue the shares of the common stock of the Company (the "Common Stock") issuable upon conversion of the Shares, to issue the Common Stock issuable on exercise of the Warrants and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement (together the "Agreements").

      3.3 SUBSIDIARIES. Except for Cryo-Asia Pte Ltd., a joint venture with Alantac in Singapore, the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

      3.4 CAPITALIZATION. (a) The authorized capital stock of the Company consists or will, upon the filing prior to the Closing of the Certificate, consist of (i) 30,000,000 shares of Common Stock, par value $0.001 per share, of which 7,737,216 shares are issued and outstanding as of June ___, 1999, and (ii) 2,000,000 shares of Preferred Stock, of which (1) 64,584 shares have been designated "Series A-2 Preferred," all of which are issued and outstanding, (2) 12,500 shares have been designated "Series A-3 Preferred," all of which are


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

issued and outstanding, (3) 50,000 shares have been designated "Series B-1 Preferred", all of which are issued and outstanding, and (4) 41,667 shares have been designated "Series C Preferred," all of which were issued and outstanding, and (5) 130,000 shares have been designated "Series D Preferred," none of which were issued and outstanding prior to the Initial Closing. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

            (b) As of the date of the Closing, the Company has reserved (i) 130,000 shares of Series D Preferred Stock for issuance hereunder, (ii) 6,170,130 shares of Common Stock for issuance upon conversion of all shares of Company Preferred Stock to be issued and outstanding following the Closings, consisting of (1) 1,333,031 shares for issuance upon conversion of Series A-2 Preferred Stock, (2) 270,116 shares for issuance upon conversion of Series A-3 Preferred Stock, (3) 1,080,465 shares for issuance upon conversion of Series B-1 Preferred Stock, (4) 886,518 shares for issuance upon conversion of Series C Preferred Stock, and (5) 2,600,000 shares for issuance upon conversion of Series D Preferred Stock, (iii) 410,580 shares of Common Stock for issuance upon exercise of warrants issued in connection with the Company's prior Preferred Stock financings, (iv) 260,000 shares of Common Stock for issuance upon exercise of the Warrants, (v) 75,000 shares of Common Stock for issuance upon exercise of Warrants issued in connection with the Exchange Agreement (the "Exchange Agreement") entered into between the Company and holders of Company Preferred Stock as of February 26, 1999, (vii) 2,918,293 shares of its Common Stock for issuance to employees, consultants or directors pursuant to its 1992 Director Option Plan, 1992 Stock Option Plan, Amended and Restated 1988 Stock Option Plan, 1998 Nonstatutory Option Plan and 1999 Stock Plan of which options to purchase 1,884,851 shares are issued and outstanding and (viii) a total of 281,431 shares of Common Stock for issuance upon exercise of certain outstanding warrants as identified in the Schedule of Exceptions.

            (c) The Common Stock, the Series A-2, Series A-3, Series B-1 and Series C Preferred shall have the rights, preferences, privileges and restrictions set forth in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), copies of which have been provided to the Purchasers. The Series D Preferred shall have the rights set forth in the Certificate. Except as set forth above, and in the Schedule of Exceptions, there are no options, warrants, or other rights to purchase any of the Company's authorized and unissued capital stock.

            (d) Except as set forth on the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.

      3.5 AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, and the performance of all of the Company's obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the

Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the indemnification provisions of Section 1.11 of the Rights Agreement may further be limited by principles of public policy. The Warrants and Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the certificate representing the Warrants and the Certificate; the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Incorporation of the Company, the Certificate and the certificate representing the Warrants will be validly issued, and will be fully paid and nonassessable; and the Shares and the Common Stock issued upon conversion of the Shares and upon exercise of the Warrants, will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchaser; provided, however, that the Shares, and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Rights Agreement.

      3.6 FINANCIAL STATEMENTS. The Company has made available to each Purchaser copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999 (the "Reports"). The financial statements included within the Reports are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject only, in the case of financial statements included in the Quarterly Report, to footnotes and normal year-end adjustments.

      3.7 CHANGES. Since the date of the Company's last Quarterly Report on Form 10-Q, there has not been:

            (a) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been in any case materially adverse;

            (b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

            (c) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

            (d) Any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business;

            (e)   Any   declaration  or  payment  of  any  dividend  or  other
distribution by the Company; or

            (f) To the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the business operations, assets or financial condition of the Company;

            (g) Any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

            (h) Any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

            (i) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

            (j) Any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

            (k) Any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

            (l) Any agreement or commitment by the Company to do any of the things described in items (a) through (k) above.

      3.8 MATERIAL OBLIGATIONS. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except
(i) the liabilities and obligations set forth in the Reports, and (ii) liabilities and obligations which have been incurred subsequent to April 3, 1999, in the ordinary course of business which have not been, either in any case or in the aggregate, material.

      3.9 MATERIAL CONTRACTS AND COMMITMENTS. To the best of the Company's knowledge, all of the contracts, agreements and instruments to which the Company is a party and which are set forth or incorporated by reference in the Reports and all such contracts, agreements and instruments which would be required to be set forth in the Reports, if such Reports were dated as of the Closing (the "Material Agreements") are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.10 INTELLECTUAL PROPERTY, TRADEMARKS, ETC. To the best of its knowledge (but without having conducted any special investigation or patent search), the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Except for agreements with its own employees or consultants, substantially in the form referenced in Section 3.23 below, and standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

      3.11 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

      3.12 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of the Certificate of Incorporation or Bylaws, each as amended to date, or in any material respect of any term or provision of any Material Agreement, judgment, decree, order, statute, rule or regulation applicable to the Company in any respect that could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Certificate of Incorporation or Bylaws, as amended, nor any of the Material Agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

      3.13 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof) which, if adversely determined, would have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

      3.14 REGISTRATION RIGHTS. Except as set forth in the Rights Agreement attached hereto as Exhibit D, and the Amended and Restated Registration Rights Agreement entered into between the Company and the holders of Company Series B-1 Preferred Stock, the Company is not under any contractual obligation to register (as defined in Section 1.2 of the Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

      3.15 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, or the consummation of any other transaction contemplated hereby or thereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State, and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer, sale and issuance of the Warrants and Shares (and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants) under the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

      3.16 OFFERING. Subject to the accuracy of the Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Warrants and Shares to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Shares and upon exercise of the Warrants, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

      3.17 BROKERS OR FINDERS. Except as disclosed in the Disclosure Schedule, the Company has not engaged any brokers, finders or agents, and the Purchasers have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

      3.18 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the date hereof have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

      3.19 EMPLOYEE MATTERS. To the best of the Company's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of the Company's employees belongs to any union or collective bargaining unit. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee of his or her best efforts with respect to such business. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

      3.20 DISCLOSURE. The Company has provided each Purchaser with all the information reasonably available to it without undue expense that such Purchaser has requested for deciding whether to purchase the Series D Preferred Stock and all information that the Company believes is reasonably necessary to enable such Purchaser to make such decision. To the best of the Company's knowledge after reasonable investigation, neither this Agreement nor any other agreements, written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

      3.21 RELATED-PARTY TRANSACTIONS. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. To the best of the Company's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company).

      3.22 PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The

Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

      3.23 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement substantially in the form or forms which have been delivered to special counsel for the Purchasers.

      3.24 MINUTE BOOKS. The copy of the minute books of the Company provided to the Purchasers' special counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.

      3.25 MATERIAL AGREEMENTS, WILMINGTON AND HILLMAN. The Company has provided true and accurate copies of all Material Agreements not currently set forth or incorporated by reference in the Reports and all agreements between the Company and Wilmington Securities, Inc. or any affiliate of the Hillman Company.

      3.26 STOCKHOLDER APPROVAL. The Company has obtained stockholder approval of Proposal Two (as described in the Company's 1999 Annual Meeting Proxy Statement) at the Annual Meeting of Stockholders held on June 2, 1999.

                                    SECTION 4

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Each Purchaser severally represents and warrants to the Company with respect to the purchase of Shares by and the issuance of the Warrants to such Purchaser, as follows:

      4.1 EXPERIENCE; SPECULATIVE NATURE OF INVESTMENT. The Purchaser (or its principals or advisors) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Purchaser is in a position to lose the entire amount of such investment.

      4.2 INVESTMENT. The Purchaser is acquiring the Warrants, Shares and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Warrants and Series D Preferred to be purchased hereby and the underlying Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

      4.3 RULE 144. The Purchaser acknowledges that the Warrants, Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser understands that the certificates evidencing the Warrants and Shares will be imprinted with a legend that prohibits the transfer of such securities unless they are registered or such registration is not required.

      4.4 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for the Warrants and the Series D Preferred to be issued by the Company and that the Company has made no assurances that a public market will ever exist for the Warrants and the Series D Preferred.

      4.5 ACCESS TO DATA. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with its management. The Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

      4.6 AUTHORIZATION. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as the indemnification provisions of Section 1.10 of the Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.7 BROKERS OR FINDERS. The Purchaser has not engaged any brokers, finders or agents, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements. In the event that the preceding sentence is in any way inaccurate, such Purchaser agrees to indemnify and hold harmless the Company and each other Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability) for which the Company, any other Purchaser, or any of their officers, directors, employees or representatives, is responsible.

      4.8 TAX LIABILITY. The Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

                                    SECTION 5

                CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE

      The Purchasers' obligations to purchase the Shares and Warrants at the Closing are, unless waived by the Purchasers, subject to the fulfillment of the following conditions:

      5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

      5.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

      5.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

      5.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

      5.5 RIGHTS AGREEMENT. The Company, the Purchasers and the holders of at least a majority of the "Registrable Securities" (as defined in the Second Amended and Restated Stockholder Rights Agreement, dated as of February 26, 1999, and the Amended and Restated Registration Rights Agreement, dated as of February 26, 1999, the "Prior Rights Agreements") shall have executed and delivered the Rights Agreement.

      5.6 COMPLIANCE CERTIFICATE. The Chief Executive Officer of the Company shall have executed a Compliance Certificate, in the form of Exhibit D hereto, certifying the satisfaction of the conditions to closing listed in Sections 5.1, 5.2, 5.3, 5.5, 5.7, and 5.11 hereof, and in the Second Closing, all of the foregoing conditions, plus 5.9.

      5.7 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

      5.8 OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date and in substantially the form attached as Exhibit F.

      5.9 STOCKHOLDER APPROVAL. The obligations of the Purchasers to purchase Shares and Warrants in the Second Closing shall be conditioned upon receipt by the Company of Stockholder Approval.

      5.10 ACKNOWLEDGMENT OF TOTAL ANTI-DILUTION RIGHTS BY EXISTING HOLDERS OF PREFERRED STOCK. The obligation of the Purchasers to purchase Shares and Warrants in either Closing shall be conditioned upon receipt by the Company of a certificate signed by a majority of the holders of each of the Company's outstanding Series A-2, Series A-3, Series B-1 and Series C Preferred Stock and related warrants acknowledging the total anti-dilution effect of the issuance of the Shares and Warrants and waiving, pursuant to Article IV, Section 6(d)(2)(i)(G) of the Certificate of Incorporation, any claims to additional anti-dilution adjustments by virtue of the issuance of the Shares and Warrants and any other securities issuances by the Company prior to the date of the Agreement.

      5.11 SILICON VALLEY BANK. The obligations of the Purchasers to purchase Shares and Warrants shall be conditioned upon replacement of the Company's existing line of credit with Silicon Valley Bank with a line of credit facility with PNC Bank, N.A.

                                    SECTION 6

                 CONDITIONS TO COMPANY'S OBLIGATIONS TO CLOSE

      The Company's obligation to sell and issue the Shares at the Closing is, unless waived by the Company, subject to the fulfillment of the following conditions:

      6.1 REPRESENTATIONS. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct as of the Closing Date.

      6.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

      6.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

      6.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

      6.5 RIGHTS AGREEMENT. The Company, the Purchasers and the holders of at least a majority of the "Registrable Securities" (as defined in the Prior Rights Agreements) shall have executed and delivered the Rights Agreement.

      6.6 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

      6.7 STOCKHOLDER APPROVAL. The Company's obligation to sell and issue the Shares and Warrants at the Second Closing shall be conditioned upon receipt of Stockholder Approval.

                                    SECTION 7

                                    COVENANTS

      7.1 BOARD OF DIRECTORS OBSERVER RIGHTS. The Company agrees that, during such time as there are no persons serving on the Board that are representatives of Tredegar, or entities affiliated with Tredegar, and so long as Tredegar, together with its affiliates, hold at least 20,000 shares of Series D Preferred, Tredegar shall be entitled to designate one individual (the "Designee") (which Designee shall be reasonably acceptable to the Company) who shall be entitled to attend all meetings of the Board as an observer on behalf of Tredegar. The Designee shall have no right to vote as a director. The Company shall provide the Designee with copies of notices of all Board meetings, and all minutes, consents and all other materials that the Company provides to its directors in connection with Board meetings. Notwithstanding the foregoing, neither Tredegar, nor any of its members, directors, officers, employees, agents or representatives (including without limitation the Designee) (collectively, the "Representatives") shall disclose any confidential or non-public information received by the Designee in its capacity as an observer. The use of any such confidential or non-public information by Tredegar or any Representative shall be solely for purposes of Tredegar's investment in the Company. Tredegar shall, at the Company's request, execute a reasonable nondisclosure agreement provided by the Company. The Company shall have the right to withhold any information from the Designee and to exclude the Designee from any meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Tredegar's rights under this Section 7.1 are not assignable or transferable except to "affiliated persons or entities," which shall include, partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

      7.2 STOCKHOLDER APPROVAL. The Company shall use its best efforts to obtain Stockholder Approval at a special Meeting of Stockholders to be held as soon as practicable following the Closing.

      7.3 TERMINATION OF CRYO-ASIA PTE LTD. The Company shall continue to use commercially reasonably efforts to terminate and dissolve Cryo-Asia Pte Ltd.

                                  SECTION 8

                                  MISCELLANEOUS

      8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

      8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

      8.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Purchasers to purchase the Shares and obtain the Warrants on such purchase shall not be assignable without the prior written consent of the Company.

      8.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at each Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by Purchasers holding at least sixty percent (60%) of the Shares.

      8.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser's address, on Exhibit A of the Agreement, or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Purchaser.

      Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

      8.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

      8.7 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

      8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      8.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

      8.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

      8.11 EXPENSES. The Company and the Purchaser shall each bear their own fees, costs and expenses incurred on their behalf with respect to the agreement and the transactions contemplated hereby and any amendments or waiver thereto.

      8.12 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that such Purchaser is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Series D Preferred Stock (and Common Stock issued upon conversion thereof).

      8.13 FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the cost and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.



                            [Signature Page Follows]

     The foregoing Agreement is hereby executed as of the date first above written.

                                          "COMPANY"

                                          SUPERCONDUCTOR TECHNOLOGIES INC.

                                          a Delaware corporation
                                          By: /s/ PETER THOMAS
                                              ----------------------------------
                                          Name:  Peter Thomas
                                          Title:  Chief Executive Officer

                                          "PURCHASERS"

                                          WILMINGTON SECURITIES, INC.

                                          By: /s/ ANDREW H. MCQUARRIE
                                              ----------------------------------
                                          Name:  Andrew H. McQuarrie
                                          Title:  Vice President

                                          TGI FUND III, LLC

                                          By: Tredegar Investments,  Inc., its
                                              Manager

                                          By: /s/ ANTHONY RUSSO
                                              ----------------------------------
                                          Name:   Anthony Russo
                                          Title:   Vice President

Second Closing Only                       "PURCHASERS" (CONTINUED)

                                          MADRONA INVESTMENT GROUP, LLC

                                          By: /s/ TOM ALBERG
                                              ----------------------------------
                                          Name:   Tom Alberg
                                          Title:  Principal

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                 NUMBER OF      NUMBER OF
                                  SERIES D      WARRANTS     PURCHASE PRICE
PURCHASER                         SHARES
INITIAL CLOSING

Wilmington Securities, Inc.        30,918        61,836       $1,545,900
824 Market Street, Suite 900
Wilmington, DE 19801

TGI Fund III, LLC                  46,378        92,756       $2,318,900
701 Fifth Avenue, Suite 6501
Seattle, WA 98104

Initial Closing Totals             77,296       154,592       $3,864,800

SECOND CLOSING

Wilmington Securities, Inc.         9,082        18,164         $454,100

TGI Fund III, LLC                  13,622        27,244         $681,100

Madrona Investment Group, LLC       6,000        12,000         $300,000
100 Second Ave., Suite 3700
Seattle, WA 98104

Second Closing Totals              28,704        57,408       $1,435,200

CUMULATIVE TOTALS                 106,000       212,000       $5,300,000

EXHIBIT 3

                        SUPERCONDUCTOR TECHNOLOGIES INC.

                           THIRD AMENDED AND RESTATED

                          STOCKHOLDER RIGHTS AGREEMENT

      THIS THIRD AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT (the "Agreement") is made as of June 23, 1999 between SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation (the "Company"), the persons on Exhibit A to this Agreement (the "Securityholders").

                                    RECITALS

      A. Wilmington Securities, Inc. ("Wilmington") and certain trusts for the benefit of members of the Hillman family (as identified on Exhibit A) hold shares of the Company's Series A-2, Series A-3, Series B-1 and Series C Preferred Stock (the "Outstanding Preferred") and warrants for the purchase of Company Common Stock obtained in connection with the purchase of the Outstanding Preferred and possess registration rights and rights of first refusal pursuant to the Second Amended and Restated Stockholder Rights Agreement dated as of February 26, 1999 between the Company and Wilmington (the "Rights Agreement") or registration rights pursuant to the Amended and Restated Registration Rights Agreement dated as of February 26, 1999 (the "Registration Rights Agreement" and together with the Rights Agreement, the "Prior Rights Agreements").

      B. Wilmington as the holder of a majority of the Preferred Stock (as such term is defined in the Rights Agreement) together with the Company may amend the Rights Agreement pursuant to Section 3.4 of the Rights Agreement, and Wilmington and the Henry L. Hillman Trust under Agreement of Trust dated November 18, 1985 (the "Trust") as the holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) together with the Company may amend the Registration Rights Agreement pursuant to Section 10 of the Registration Rights Agreement.

      C. The Company proposes to sell shares of Series D Preferred Stock pursuant to a Series D Stock Purchase Agreement dated as of the date hereof (the "Series D Agreement") between the Company and certain of the Securityholders (the "Purchasers"), and the completion of such sale is conditioned upon, among other things, the grant by the Company to the Securityholders of certain registration rights and rights of first refusal.

      D. The Company, Wilmington, the Trust and the other holders of Registrable Securities (as defined in the Registration Rights Agreement) desire to amend and restate the Prior Rights Agreements into this Agreement and desire to provide the Purchasers with the rights set forth in this Agreement.

      E. The Company has requested, and the parties to the Prior Rights Agreements have agreed, that upon execution of the Agreement, the Prior Rights Agreements shall be of no further force and effect, that Wilmington will waive its right of first refusal set forth in Section 2 of the




                                       1.

Rights Agreement with respect to the purchase of the Series D Preferred Stock and related warrants (and the shares of Common Stock underlying the Series D Preferred Stock and related warrants) being issued pursuant to the Series D Agreement.

      F. The Company has requested and the parties to the Registration Rights Agreement have agreed to hereby expressly waive any and all rights to any penalty payments from the Company under Section 2(b) of the Registration Rights Agreement.

      NOW, THEREFORE, in consideration of the promises of the parties set forth herein, the parties agree as follows:

                                    SECTION 1

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
               COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

      1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      "AFFILIATED PERSONS OR ENTITIES" shall mean partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

      "CLOSING DATE" shall mean, (i) as to the holders of Series A-2 and A-3 Preferred Stock, February 26, 1999, (ii) as to the holders of Series C Preferred Stock, March 5, 1999, and (iii) as to the holders of Series D Preferred Stock, June 3, 1999.

      "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "CONVERSION STOCK" means the Common Stock issued or issuable pursuant to conversion of the Preferred Stock and exercise of the Warrants.

      "HOLDER" shall mean (i) any Securityholder holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this
Section 1 have been transferred in accordance with Section 1.13 hereof.

      "INITIATING HOLDERS" shall mean Holders in the aggregate of greater than 50% of the Registrable Securities issued as a result of the Series D Agreement.

      "PREFERRED STOCK" shall, collectively, mean the Series A-2, Series A-3 and Series B-1 Preferred Stock issued pursuant to the Exchange Agreement dated as of February 26, 1999 (the "Exchange Agreement"), the Series C Preferred Stock issued pursuant to the Series C Stock Purchase Agreement dated as of March 5, 1999 (the "Series C Agreement"), and the Series D Preferred Stock issued pursuant to the Series D Agreement.



                                       2.

      "REGISTRABLE SECURITIES" shall mean (i) the Conversion Stock, (ii) any Common Stock acquired pursuant to the exercise of the right of first refusal in
Section 2 of this Agreement (including any shares issued by virtue of such shares upon any stock split, stock dividend, recapitalization or similar event), and (iii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock upon any stock split, stock dividend, recapitalization or similar event, or any Common Stock otherwise issued or issuable in respect of the Conversion Stock; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are, in the opinion of counsel for the Company, available for sale in a single transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

      The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

      "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.5, 1.6 and
1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

      "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for any Holder.

      "SERIES D HOLDERS" shall mean holders of Series D Registrable Securities attributable to the Series D Agreement.

      "SERIES D REGISTRABLE SECURITIES" shall mean Registrable Securities attributable to the Series D Agreement.

      "WARRANTS" shall mean, collectively, the warrants issued pursuant to the Exchange Agreement, the Series C Agreement and the Series D Agreement.

      1.2 RESTRICTIONS ON TRANSFERABILITY. The Preferred Stock, the Conversion Stock and the Warrants shall not be sold, assigned, transferred or pledged except upon the conditions



                                       3.

specified in this Section 1, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Holders will cause any proposed purchaser, assignee, transferee, or pledgee of any such securities held by the Holders to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 1.

      1.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Preferred Stock, (ii) the Warrants, (iii) the Conversion Stock and (iv) any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section
1.4 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

      Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock, the Warrants or the Conversion Stock in order to implement the restrictions on transfer established in this Section 1.

      1.4 RESTRICTIONS ON TRANSFER; NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 1.4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by the Holder to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, or to the estate of any of its members or former members, (iii) any transfer by any Holder to (A) any Affiliated Persons or Entities, (B) any individual or entity controlled by, controlling, or under common control with, such Holder or (C) any individual or entity with respect to which such Holder (or any person controlled by, controlling, or under common control with, such Holder) has the power to direct investment decisions, or (iv) in transactions in compliance with Rule 144), and unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with



                                       4.

the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

      1.5   REQUESTED REGISTRATION.

            (a) REQUEST FOR REGISTRATION. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to (1) at least fifty percent (50%) of the issued and outstanding Registrable Securities or (2) not less than that number of shares of Registrable Securities which would result in an anticipated aggregate offering price, net of underwriting discounts and commissions, greater than five million dollars ($5,000,000), the Company will:

                  (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                  (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

      Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.5:

                        (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                        (B)   During the period  starting  with the date sixty
(60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;



                                       5.

                        (C) After the Company has effected one (1) such registration pursuant to this subparagraph 1.5(a), and such registration has been declared or ordered effective;

                        (D) If the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.5 shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of written request from the Initiating Holders; provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

      Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

            (b) UNDERWRITING. In the event that a registration pursuant to
Section 1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 1.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.5, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first to the Series D Holders to the extent of the Series D Registrable Securities held by such Series D Holders, and then among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. If the number of Registrable Securities to be underwritten shall be less than the number of Series D Registrable Securities, then the then the number of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Series D Holders in proportion, as nearly as practicable, to the respective amounts of Series D Registrable Securities held by such Series D Holders at the time of filing the registration statement. For purposes of such allocations, the amount of Registrable Securities allocated to a Holder and its Affiliated Persons or Entities shall be determined by aggregating all Registrable Securities held by such Holder and its Affiliated Persons or Entities. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any



                                       6.

Holder to the nearest 100 shares, as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like.

      If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

      1.6   COMPANY REGISTRATION.

            (a) NOTICE OF REGISTRATION. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                  (i)   promptly give to each Holder written  notice  thereof;
and

                  (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

            (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter and the Company may reduce the Registrable Securities to be included in such registration to the extent the underwriters deem necessary. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first to the Series D Holders to the extent of the Series D Registrable Securities held by such Series D Holders, and then among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration



                                       7.

statement. If the number of Registrable Securities to be underwritten shall be less than the number of Series D Registrable Securities, then the then the number of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Series D Holders in proportion, as nearly as practicable, to the respective amounts of Series D Registrable Securities held by such Series D Holders at the time of filing the registration statement. For purposes of such allocations, the amount of Registrable Securities allocated to a Holder and its Affiliated Persons or Entities shall be determined by aggregating all Registrable Securities held by such Holder and its Affiliated Persons or Entities. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares, as adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like.

      If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

            (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 1.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

      1.7   REGISTRATION ON FORM S-3.

            (a) If any Holder or Holders hold Registrable Securities equal or convertible in the aggregate to not less than 2% of the then outstanding Common Stock request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this Section 1.7 in any six (6) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 1.5(b) shall be applicable to each registration initiated under this Section 1.7.

            (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7 (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Company, within ten (10) days of the receipt of the request of the Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months



                                       8.

immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such Holder; provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

      1.8 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders hereunder.

      1.9 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with (i) one (1) registration pursuant to Section 1.5, (ii) all registrations pursuant to Section 1.6, and (iii) all registrations pursuant to
Section 1.7 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

      1.10 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

            (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed;

            (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

            (c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;



                                       9.

            (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

            (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      1.11  INDEMNIFICATION.

            (a) The Company will indemnify each Holder, each of its officers and directors, members and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and within a reasonable period the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

            (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or


                                      10.

alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and within a reasonable period will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

            (c) Each party entitled to indemnification under this Section 1.11 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.11 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be liable for indemnification hereunder with respect to any settlement or consent to judgment, in connection with any claim or litigation to which these indemnification provisions apply, that has been entered into without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld)

            (d) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Subsection 1.1(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying



                                      11.

party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f) The obligations of the Company and Holders under this Section
1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

      1.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.12.

      1.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

            (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

            (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) So long as a Holder owns any Restricted Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

      1.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under Sections 1.5, 1.6 and 1.7 may be assigned to Affiliated Persons or Entities, or other transferees or assignees reasonably acceptable to the Company, in connection with any transfer or assignment of Registrable Securities by the Holder, provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws and Section 1.3 and 1.4, and (b) such assignees or transferees that are not Affiliated Persons or Entities acquire at least 100,000 shares of Registrable Securities.



                                      12.

      1.15 STANDOFF AGREEMENT. In connection with any public offering of the Company's securities, the Holder agrees, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided that the officers and directors of the Company who own stock of the Company and each holder representing at least one percent (1%) of the Company's outstanding voting securities also agrees to such restrictions.

      1.16 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to Section 1 shall terminate as to each Holder at such time as all Registrable Securities held by such Holder may, in the opinion of counsel to the Company (which opinion shall be addressed and rendered to Holder), be sold within a given three month period pursuant to Rule 144 or any other applicable exemption that allows for a resale free of registration.

                                    SECTION 2

                             RIGHT OF FIRST REFUSAL

      2.1 GRANT OF RIGHT OF FIRST REFUSAL. Subject to compliance with all applicable federal and state securities laws, the Company grants to the Holders the right of first refusal to purchase, pro rata, all or any part of New Securities (as defined in this Section 2) which the Company may, from time to time after the date of this Agreement, propose to sell and issue. A pro rata share, for purposes of this right of first refusal, is the ratio that the sum of the number of shares of Conversion Stock then held by a Holder bears to the total outstanding Common Stock of the Company (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants).

      2.2 DEFINITION OF NEW SECURITIES. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Preferred Stock, the Warrants or the Conversion Stock, (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization, (iv) securities issuable upon exercise or conversion of currently outstanding securities, (v) securities issued in connection with any stock split, stock dividend or recapitalization by the Company, (vi) securities issued to the Company's employees, officers, directors, and consultants pursuant to any arrangement approved by the Board of Directors of the Company, and (vii) securities issued to research or development collaborators or issued to banks or other institutional lenders or lessors in connection with capital asset leases or borrowings for the acquisition of capital assets, pursuant to any arrangement approved by the Board of Directors of the Company (including securities issued upon exercise or conversion of any such securities).



                                      13.

      2.3 NOTICE OF INTENT TO ISSUE NEW SECURITIES; NOTICE PERIOD. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Holder shall have 15 days from the date of receipt of any such notice to agree to purchase up to its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      2.4 OFFERS TO THIRD PARTIES. In the event a Holder fails to exercise the right of first refusal within said 15 day period, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 60 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Holder at the price and upon the terms no more favorable to the Holders of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities in accordance with the foregoing within 60 days from the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

      2.5 ASSIGNMENT. The right of first refusal granted under this Agreement is not assignable except by each of such Holders to any "affiliated persons or entities," which shall include, partners, members, former members of a limited partnership or limited liability company, or an affiliated entity managed by the same manager or managing partner or management company, or managed or owned by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company.

      2.6 TERMINATION OF RIGHT OF FIRST REFUSAL. The right of first refusal granted under this Agreement shall terminate upon the first to occur of the following:

                  (i) if a Holder at any time holds less than 250,000 shares of Conversion Stock (appropriately adjusted for any stock split, stock dividend or any other recapitalization), the right of first refusal shall terminate as to such Holder;

                  (ii) if a Holder converts or has at any time converted all of the Preferred Stock owned by such Holder, the right of first refusal shall terminate as to such Holder;

                  (iii) the liquidation, dissolution or indefinite cessation of business operations of the Company; or

                  (iv) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

                                    SECTION 3

                                  MISCELLANEOUS

      3.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California.



                                      14.

      3.2 SURVIVAL. The covenants and agreements made herein shall survive any investigation made by the Holders and the closing of the transactions contemplated hereby.

      3.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      3.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exchange Agreement, the Series C Agreement, the Series D Agreement and the other documents delivered pursuant hereto or delivered on the Closing Date for each of the Exchange Agreement, the Series C Agreement, and the Series D Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. The provisions of this Agreement amend and supersede any rights or obligations under the Prior Rights Agreements. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the issued or outstanding shares of the Preferred Stock (which majority shall include at least sixty percent (60%) of the voting power of the holders of Series D Preferred Stock) may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof.

      3.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Holder, at such Holder's address, as shown on the stock records of the Company, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to any other holder of Preferred Stock, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Preferred Stock who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Holders.

      Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

      3.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or



                                      15.

default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

      3.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      3.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

      3.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

      3.10 WAIVER OF RIGHTS. In consideration of the rights granted herein, (i) all rights granted to, and any obligations of, the parties to the Prior Rights Agreements are amended and restated in full to read as set forth in this Agreement; (ii) Wilmington waives its right of first refusal as set forth in
Section 2 of the Rights Agreement with respect to the issuance of Series D Preferred Stock and related warrants (and the shares of Common Stock underlying the Series D Preferred Stock and related warrants) pursuant to the Series D Agreement; (iii) Wilmington, the Trust, and other parties to the Registration Rights Agreement hereby waive any and all rights to payments by the Company under Section 2(b) of the Registration Rights Agreement.



                            [Signature Pages Follow]



                                      16.

The foregoing agreement is hereby executed as of the date first above written.

                                    "COMPANY"

                                    SUPERCONDUCTOR TECHNOLOGIES INC.

                                    a Delaware corporation

                                    By: /s/ PETER THOMAS
                                        ----------------------------------------
                                    Name: Peter Thomas,
                                    Title:  Chief Executive Officer

                                    "SERIES A-2 HOLDER"

                                    WILMINGTON SECURITIES, INC.

                                    By: /s/ ANDREW H. MCQUARRIE
                                        ----------------------------------------
                                    Name: Andrew H. McQuarrie
                                    Title:   Vice President

                                    "SERIES A-3 HOLDER"

                                    WILMINGTON SECURITIES, INC.

                                    By: /s/ ANDREW H. MCQUARRIE
                                        ----------------------------------------
                                    Name: Andrew H. McQuarrie
                                    Title:   Vice President

                                    "SERIES B-1 HOLDERS"

                                    WILMINGTON SECURITIES, INC.

                                    By: /s/ ANDREW H. MCQUARRIE
                                        ---------------------------------------
                                    Name: Andrew H. McQuarrie
                                    Title:   Vice President



                                      17.

                                    HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
                                    C.G. GREFENSTETTE, TRUSTEES OF THE HENRY L.
                                    HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                                    By: /s/ C.G. GREFENSTETTE
                                        ----------------------------------------
                                    Name: C.G. Grefenstette

                                    THOMAS G. BIGLEY AND C.G. GREFENSTETTE,
                                    TRUSTEES UNDER AGREEMENT OF TRUST DATED
                                    12/30/76 FOR THE CHILDREN OF JULIET LEA
                                    HILLMAN SIMONDS

                                    By: /s/ C.G. GREFENSTETTE
                                        ----------------------------------------
                                    Name: C.G. Grefenstette

                                    By: /s/ THOMAS G. BIGLEY
                                        ----------------------------------------
                                    Name: Thomas G. Bigley

                                    THOMAS G. BIGLEY AND C.G. GREFENSTETTE,
                                    TRUSTEES UNDER AGREEMENT OF TRUST DATED
                                    12/30/76 FOR THE CHILDREN OF AUDREY HILLIARD
                                    HILLMAN

                                    By: /s/ C.G. GREFENSTETTE
                                        ----------------------------------------
                                    Name: C.G. Grefenstette

                                    By: /s/ THOMAS G. BIGLEY
                                        ----------------------------------------
                                    Name: Thomas G. Bigley





                                      18.

                                    THOMAS G. BIGLEY AND C.G. GREFENSTETTE,
                                    TRUSTEES UNDER AGREEMENT OF TRUST DATED
                                    12/30/76 FOR THE CHILDREN OF HENRY LEA
                                    HILLMAN, JR.

                                    By: /s/ C.G. GREFENSTETTE
                                        ----------------------------------------
                                    Name: C.G. Grefenstette

                                    By: /s/ THOMAS G. BIGLEY
                                    ----------------------------------------
                                    Name: Thomas G. Bigley THOMAS G. BIGLEY AND
                                    C.G. GREFENSTETTE, TRUSTEES UNDER AGREEMENT
                                    OF TRUST DATED 12/30/76 FOR THE CHILDREN OF
                                    WILLIAM TALBOTT HILLMAN.

                                    By: /s/ C.G. GREFENSTETTE
                                        ----------------------------------------
                                    Name: C.G. Grefenstette

                                    By: /s/ THOMAS G. BIGLEY
                                        ----------------------------------------
                                    Name: Thomas G. Bigley

                                    "SERIES C HOLDER"

                                    WILMINGTON SECURITIES, INC.

                                    By: /s/ ANDREW H. MCQUARRIE
                                        ----------------------------------------
                                    Name: Andrew H. McQuarrie
                                    Title:   Vice President

                                    "SERIES D HOLDERS"

                                    WILMINGTON SECURITIES, INC.

                                    By: /s/ ANDREW H. MCQUARRIE
                                        ----------------------------------------
                                    Name: Andrew H. McQuarrie
                                    Title:   Vice President




                                      19.

                                    TGI FUND III, LLC

                                    By: Tredegar Investments, Inc., its Manager

                                    By: /S/ ANTHONY RUSSO
                                        ----------------------------------------
                                        Name:  Anthony Russo
                                        Title: Vice President

Second Closing Only                 "SERIES D HOLDERS" (CONT.)

                                    MADRONA INVESTMENT GROUP, LLC

                                    By: /s/ TOM ALBERG
                                        ----------------------------------------
                                       Name:  Tom Alberg
                                       Title: Principal



                                      20.

                                    EXHIBIT A

                     TO THE SUPERCONDUCTOR TECHNOLOGIES INC.
           THIRD AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

SECURITYHOLDER                          SECURITIES HELD THAT ARE SUBJECT TO THE
                                        AGREEMENT
Wilmington Securities, Inc.             Series A-2 Preferred Stock and related warrants
                                        Series A-3 Preferred Stock and related warrants
                                        Series B-1 Preferred Stock and related warrants
                                        Series C Preferred Stock and related warrants
                                        Series D Preferred Stock and related warrants
                                        Warrants received in connection with the
                                        Exchange Agreement

Henry L. Hillman, Elsie Hilliard        Series B-1 Preferred Stock and related
Hillman and C. G. Grefenstette,         warrants
Trustees of the Henry L. Hillman        Warrants received in connection with the
Trust U/A Dated November 18, 1985       Exchange Agreement

Thomas G. Bigley and C.G.               Series B-1 Preferred Stock and related
Grefenstette, Trustees Under            warrants
Agreement of Trust Dated 12/30/76       Warrants received in connection with the
for Children of Juliet Lea              Exchange Agreement
Hillman Simonds

Thomas G. Bigley and C.G.               Series B-1 Preferred Stock and related
Grefenstette, Trustees Under            warrants
Agreement of Trust Dated 12/30/76       Warrants received in connection with the
for Children of Audrey Hillman          Exchange Agreement
Fisher

Thomas G. Bigley and C.G.               Series B-1 Preferred Stock and related
Grefenstette, Trustees Under            warrants
Agreement of Trust Dated 12/30/76       Warrants received in connection with the
for Children of Henry Lea               Exchange Agreement
Hillman, Jr.

Thomas G. Bigley and C.G.               Series B-1 Preferred Stock and related
Grefenstette, Trustees Under            warrants
Agreement of Trust Dated 12/30/76       Warrants received in connection with the
for Children of William Talbott         Exchange Agreement
Hillman

TGI Fund III, LLC                       Series D Preferred Stock and related warrants

Madrona Investment Group, LLC           Series D Preferred Stock and related warrants



                                       1.